EXECUTION COPY



                            BANK EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of June 1, 1999, by and between CARVER FEDERAL SAVINGS BANK, a savings bank organized and operating under the federal laws of the United States and having an office at 75 West 125th Street, New York, New York 10027 ("Bank") and DEBORAH C. WRIGHT, an individual residing at 31 East 12th Street, Apartment 6A, New York, New York 10003 ("Executive"). For purposes of this Agreement Carver Bancorp, Inc. will be referred to as (the "Holding Company").


                              W I T N E S S E T H :


                  WHEREAS, subject to the approval of the applicable federal bank regulators, for purposes of securing the Executive's services for the Bank, the Board of Directors of the Bank has approved and authorized the execution of this Agreement with the Executive; and

                  WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth and, the Bank and the Executive hereby agree as follows:


                  SECTION 1.        EMPLOYMENT.
                                    ----------

                  The Bank agrees to employ Executive, and the Executive hereby agrees to such employment, during the period and upon the terms and conditions set forth in this Agreement.


                  SECTION 2. EMPLOYMENT PERIOD; REMAINING UNEXPIRED EMPLOYMENT PERIOD.
                                    --------------------------------------

                  (a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 ("Employment Period"). The Employment Period shall be for an initial term of three years beginning on June 1, 1999 (the "Effective Date"). The Board shall review the Executive's performance of services under this Agreement on an annual basis. Prior to the second anniversary of the date of this Agreement and on each anniversary date thereafter (each, an "Anniversary Date"), the Board shall review the terms of this Agreement and the Executive's performance of services hereunder and may, in the absence of objection from the Executive, approve a one-year extension of the Employment Agreement. In such event, the Employment Agreement shall be extended to the second anniversary of the relevant Anniversary Date.


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                  (b) For all purposes of this Agreement, the term "Remaining
Unexpired Employment Period" as of any date shall mean the period beginning on such date and ending on the Anniversary Date on which the Employment Period (as extended pursuant to Section 2(a) of this Agreement) is then scheduled to expire.

                  (c) Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating Executive's employment during the Employment Period with or without prior notice for any reason; provided, however, that the relative rights and obligations of the Bank and Executive in the event of any such termination shall be determined under this Agreement, subject to applicable provisions of federal law.


                  SECTION 3.        DUTIES.
                                    ------

                  Executive shall serve as President and Chief Executive Officer of the Bank, and as a member of the Board, having such power, authority and responsibility, including without limitation the power to hire and dismiss any employees of the Bank, and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such positions. Executive shall devote her full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use her best efforts to advance the interests of the Bank.


                  SECTION 4.        BASE SALARY.
                                    -----------

                  In consideration for the services to be rendered by Executive hereunder, the Bank shall pay to Executive a base salary at an initial annual rate of Two Hundred and Thirty-Five Thousand Dollars ($235,000.00) payable in approximately equal installments in accordance with the Bank's customary payroll practices for senior officers. Each May, prior to the Anniversary Date of the Effective Date of this Agreement occurring during the Employment Period, the Board shall review Executive's annual rate of salary and may, in its discretion, approve an increase therein.


                  SECTION 5.        INCENTIVE COMPENSATION.
                                    ----------------------

                  (a) Upon the Effective Date of this Agreement, the Executive shall be granted incentive stock options under the Holding Company's 1995 Stock Option Plan to purchase up to Thirty Thousand (30,000) shares of the Holding Company's common stock, par value $.01 per share ("Options") at an exercise price equal to the "Market Value" (as such term is defined in the 1995 Stock Option Plan) of a share of the Holding Company's common stock on the date of grant. Of the foregoing Option grant, Options granted with respect to the purchase of Fifteen Thousand (15,000) shares of the Holding Company's common stock shall vest and become immediately exercisable on the Effective Date and the balance of these Options shall vest and become exercisable in equal installments over a three-year period, with Five Thousand (5,000) Options becoming 100% vested and fully exercisable on the first anniversary of the Effective Date and Five Thousand (5,000) additional Options becoming 100% vested and fully exercisable on the second and third immediately succeeding anniversaries of the Effective Date. The foregoing grant of Options to the Executive (and

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all rights and privileges relating to such Options) shall be memorialized in a written stock option agreement to be entered into by and between the Holding Company and the Executive which shall be governed by, and incorporate by reference, the terms and provisions of the Holding Company's 1995 Stock Option Plan and the terms of this Agreement, as applicable. In addition, each May, prior to the anniversary of the Effective Date of this Agreement, the Board of Directors of the Holding Company shall review the Executive's performance under this Agreement and may, in its discretion, grant additional stock option awards to the Executive under the 1995 Stock Option Plan; provided, however, that no fewer than Thirty Thousand (30,000) Options shall be granted to the Executive on June 1, 2000 and such Options shall vest in three annual installments on each anniversary of such grant date. The Executive acknowledges and agrees that the grant of all additional stock option awards may be subject to the approval of the Holding Company's shareholders to the proposed amendment to the 1995 Option Plan to increase its share reserve.

                  (b) The Executive shall also be eligible to receive an annual incentive compensation payment ("Incentive Compensation Award") in a dollar amount to be determined by the Board based upon the Executive's performance during the applicable Incentive Compensation Award measurement period ("Measurement Period") agreed upon by the Board and the Executive. The Board's determination of the dollar amount of the Executive's Incentive Compensation Award for any Measurement Period shall be based upon the Executive's level of achievement versus specified threshold, target and exceptional performance goals established and agreed to by the Board and Executive for the Measurement Period. The dollar amount of the Incentive Compensation Award payable to the Executive with respect to the applicable Measurement Period shall be determined by the Board in May of each year or as soon as practicable after the release of the audited consolidated financial statements of the Holding Company and the Bank. The Incentive Compensation Award shall be paid to the Executive (less all applicable tax withholding) in the form of a single sum cash payment or grant of restricted stock, or any combination of the foregoing determined by the Board, as soon as administratively feasible after the date the dollar amount of the Incentive Compensation Award has been determined by the Board.

         (c) Upon the Effective Date of this Agreement, the Executive shall also be granted a restricted stock award ("Restricted Stock Award") under the Holding Company's Management Recognition Plan with respect to Seventy-Five Hundred (7,500) shares of the Holding Company's common stock. The Restricted Stock Award (and all rights and privileges relating to such Award) shall be memorialized in a written Restricted Stock Award Notice and Agreement to be entered into between the Holding Company and the Executive which shall be governed by, and incorporate by reference, the terms and provisions of the Holding Company's Management Recognition Plan and the terms of this Agreement, as applicable. The Restricted Stock Award shall vest in equal installments over a three-year period, with Twenty-Five Hundred (2,500) shares of the Restricted Stock Award becoming vested and distributable to the Executive on each of the first, second and third immediately succeeding anniversaries of the Effective Date of this Agreement; provided, however, that the vesting of all or a portion of the Restricted Stock Award shall be accelerated in accordance with a schedule established and agreed to by the Board and Executive based on Executive's attainment of specified performance goals for a Measurement Period as established and agreed to by the Board and Executive for the Measurement Period.



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                  SECTION 6.        EMPLOYEE BENEFIT PLANS AND PROGRAMS.
                                    -----------------------------------

                  During the Employment Period, Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non- qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) (collectively, "Benefit Plans") as may from time to time be maintained by, or cover employees of, the Bank, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank's customary practices. In addition, the Bank shall provide to the Executive at the Bank's expense, with a term life insurance policy in the amount of One Million Dollars ($1,000,000) payable to the beneficiary designated by the Executive. Nothing paid to the Executive under any such policy, plan or arrangement will be deemed to be in lieu of any other compensation to which the Executive is entitled under this Agreement.


                  SECTION 7.        SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS.
                                    ------------------------------------------

                  Without limiting the generality of Section 6 hereof, in the event that the amount of benefits or contributions Executive would have received or accrued under the benefit formulas of the tax-qualified Benefit Plans of the Bank is limited by Sections 401(a)(17), 401(k)(3), 401(m), 402(g) or 415 of the Internal Revenue Code of 1986 ("Benefit Limitations"), the Bank shall provide Executive with supplemental benefits equal to the benefits attributable to employer contributions that she would have received if the Benefit Limitations did not apply. Such supplemental benefits shall be provided on a non-qualified, deferred compensation basis and shall be determined under the benefit formulas and actuarial assumptions of the applicable Benefit Plans. Payment of such supplemental benefits shall be made in the same manner and at the same time as payment of the Executive's benefits under the applicable Benefit Plan.


                  SECTION 8.        INDEMNIFICATION.
                                    ---------------

                  (a) To the maximum extent permitted under Section 545.121 of regulations issued by the Office of Thrift Supervision (the "OTS"), during the Employment Period and for a period of six (6) years thereafter, the Bank shall cause Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank, or service in other capacities at the request of the Bank. The coverage provided to Executive pursuant to this Section 8 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

                  (b) To the maximum extent permitted under Section 545.121 of regulations issued by the OTS, during the Employment Period and for a period of six (6) years thereafter, the Bank shall indemnify Executive against and hold Executive harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar

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indemnification is offered to any director or officer of the Bank or affiliate thereof. This Section 8(b) shall not be applicable where Section 21 is applicable.


                  SECTION 9.        OUTSIDE ACTIVITIES.
                                    ------------------

                  Executive may serve as a member of the boards of directors of such business, community and charitable organizations as Executive may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of her duties under this Agreement. Executive may also engage in personal business and investment activities which do not materially interfere with the performance of her duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated executives. The Executive may also serve as an officer or director of the Holding Company on such terms and conditions as the Bank and the Holding Company may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive's performance of her duties hereunder or otherwise to result in a material breach of this Agreement.


                  SECTION 10.       WORKING FACILITIES AND EXPENSES.
                                    -------------------------------

                  Executive's principal place of employment shall be at the Bank's executive offices at the address first above written, or at such other location within New York City at which the Bank shall maintain its principal executive offices, or at such other location as the Bank and Executive may mutually agree upon. The Bank shall provide Executive at her principal place of employment with a private office, secretarial services, reimbursement or direct payment for business-related car expenses not to exceed Fifteen Hundred Dollars ($1,500.00) per month and other support services and facilities suitable to her position with the Bank and necessary or appropriate in connection with the performance of her assigned duties under this Agreement. The Bank shall reimburse the Executive for her ordinary and necessary business expenses plus membership fees, dues, capital contributions or such other business-related charges required for, or related to, membership or participation in such clubs and organizations as Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and her travel and entertainment expenses incurred in connection with the performance of her duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. The Bank shall pay the reasonable legal fees and expenses of Latham & Watkins, counsel to the Executive, in connection with the negotiation of this Agreement.


                  SECTION 11.       TERMINATION OF EMPLOYMENT.
                                    -------------------------

                  Executive shall be entitled to the severance benefits described in Section 12 hereof in the event that her employment with the Bank terminates during the Employment Period under any of the following circumstances:

                  (a) prior to a Change in Control, as defined in Section 15 hereof:

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                           (i) the termination by the Bank of the Executive's
                  employment hereunder for any reason other than Disability, as defined in Section 13 hereof, Retirement, as defined in
                  Section 14(d) hereof, or Cause, as defined in Section 14(a) hereof; or

                           (ii) Executive's voluntary resignation from
                  employment with the Bank upon (60) days written notice given within six full calendar months following:

                                    (A) the failure of the Board to appoint or
                           re-appoint or elect or re-elect Executive to the office of President and Chief Executive Officer of the Bank or the failure of the Board of the Holding Company to appoint or re-appoint or elect or re-elect Executive to the office of President and Chief Executive Officer of the Holding Company; or

                                    (B) the failure of the stockholders of the
                           Bank to elect or re-elect Executive as a member of the Board, or the failure of the Board (or the nominating committee thereof) to nominate Executive for such election or re-election; or

                                    (C) the expiration of a thirty (30) day
                           period following the date on which Executive gives written notice to the Bank of its the material failure, whether by amendment of the Bank's Federal Stock Charter or By-laws, action of the Board, or the Bank's stockholders or otherwise, to vest in Executive the functions, duties, or responsibilities attributable to the positions described in Section 3 of this Agreement, unless, during such thirty (30) day period, the Bank cures such failure in a manner determined by Executive, in her discretion, to be satisfactory; or

                                    (D) the expiration of a thirty (30) day
                           period following the date on which Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitations, any reduction of Executive's rate of base salary in effect from time to time, any change in the terms and conditions of any compensation or benefit program in which Executive participates, or change in Executive's fringe benefits and perquisites, which, either individually or together with other changes, has a material adverse effect on the aggregate value of her total compensation package), unless, during such thirty (30) day period, the Bank cures such failure in a manner determined by Executive, in her discretion, to be satisfactory; or

                                    (E) the relocation of Executive's principle
                           place of employment by more than 30 miles from its location at the effective

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                           date of this Agreement or any change in working
                           conditions at such principal place of employment which Executive, in her reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse; or

                  (b) subsequent to a Change in Control, as defined in Section 15 hereof, but not later than one year from the effective date of the Change in
Control:

                           (i) termination of Executive's employment hereunder
                  by the Bank, for any reason, other than death, Disability or Cause; or

                           (ii) termination of Executive's employment hereunder
                  by the Executive following:

                                    (A) Executive's demotion or loss of title,
                           office or significant authority or responsibility, or following any reduction in any element of her package of compensation and benefits;

                                    (B) any relocation of Executive's principal
                           place of employment, any change in working conditions at such principal place of employment which Executive, in her reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse or any action or inaction that substantially interferes with or impedes Executives's ability to carry out the duties and responsibilities of her position; or

                                    (C) the failure of any successor to the
                           Company in the Change in Control to include Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless Executive is already covered by a substantially similar plan of the Company which is at least as favorable to her.

                  SECTION 12.       SEVERANCE BENEFITS.
                                    ------------------

                  Upon the termination of Executive's employment with the Bank under the circumstances described in Section 11 of this Agreement, the Bank shall pay and provide to Executive (or, in the event of her death following her termination of employment, to her estate):

                  (a) her earned but unpaid compensation (including, without limitation, all items which constitute wages under Section 190.1 of the New York Labor Law and the payment of which is not otherwise provided for under this Section 12) as of the date of the termination of her employment with the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment;


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                  (b) the benefits, if any, to which Executive is entitled as a former employee under the Benefit Plans maintained by the Bank for their officers and employees;

                  (c) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance benefits, and continued benefits under the term life insurance policy described in Section 6, in addition to that provided pursuant to Section 12(b), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide coverage for Executive and her family equivalent to the coverage to which Executive would be entitled under the applicable Benefit Plans (as in effect on the date of her termination of employment, or, if her termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever benefits are greater), if Executive had continued working for the Bank during the Remaining Unexpired Employment Period, and during such period, Executive received the highest annual rate of compensation achieved during that portion of the Employment Period prior to Executive's termination of employment, such benefits to be provided without regard to whether Executive's continued participation in the applicable Benefit Plans is prohibited during such period and to include continuation coverage for Executive and members of Executive's family following the expiration of the Remaining Unexpired Employment Period equivalent to the continuation coverage that they would be entitled to under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") if such benefits were provided under the applicable Benefit Plans; and

                  (d) within thirty (30) days following her termination of employment with the Bank, a lump sum payment, in an amount equal to the present value of the salary that Executive would have earned if Executive had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment with the Bank, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Internal Revenue Code of 1986 ("Code"), compounded using the compounding period corresponding to the Bank's regular payroll periods for its officers;

                  (e) within thirty (30) days following her termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of:

                           (i) the present value of the aggregate benefits to
                  which Executive would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Bank, if Executive were 100% vested thereunder and had continued working for the Bank during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the

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                  Remaining Unexpired Employment Period and by including in the compensation recognized under such plans all amounts payable under Sections 12(a), (d), (h), (i) and (j) which would be credited under such plans had they been paid over the Remaining Unexpired Employment Period; over

                           (ii) the present value of the benefits to which
                  Executive is actually entitled under such defined benefit pension plans as of the date of her termination;

         where such present values are to be determined using the mortality table ("Applicable Mortality Table") and interest rate ("Applicable Interest Rate") prescribed under Section 417(e)(3) of the Code;

                  (f) within thirty (30) days following her termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which Executive would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Bank, and if Executive were 100% vested thereunder and had continued working for the Bank and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Executive's termination of employment and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable Interest Rate;

                  (g) within thirty (30) days following her termination of employment with the Bank, a lump sum payment in an amount equal to the fair market value (determined as of the date of her termination of employment, or, if her termination of employment occurs after a Change in Control, on the date of such Change in Control, whichever value is greater) of any stock that would have been allocated or awarded to Executive under any and all stock-based qualified or non-qualified employee benefit plan or plans maintained by, or covering employees of, the Bank, if Executive were 100% vested thereunder and continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive's termination of employment;

                  (h) the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Bank if Executive had continued working for the Bank during the Remaining Unexpired Employment Period and had earned a bonus or incentive award for each fiscal year that occurs during the Remaining Unexpired Employment Period equal to the average bonus or incentive award earned by Executive for each of the three fiscal years preceding the fiscal year in which her

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         termination of employment occurs (or if Executive has been employed for less than three fiscal years, for the number of fiscal years during which Executive was employed) and assuming a pro rata portion of such average bonus or incentive award would have been paid for any partial fiscal year that occurs during the Remaining Employment Term. Such payments shall be made (without discounting for early payment)within thirty (30) days following Executive's termination of employment;

                  (i) at the election of Executive made within thirty (30) days following her termination of employment, upon the surrender of options or appreciation rights issued to Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

                           (i) the excess of (A) the fair market value of a
                  share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (B) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

                           (ii) the number of shares with respect to which
                  options or appreciation rights are being surrendered.

         For purposes of this Section 12(i) and for purposes of determining Executive's right following her termination of employment with the Bank to exercise any options or appreciation rights not surrendered pursuant hereto, Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Bank, even if Executive is not vested under such plan or program;

                  (j) at the election of Executive made within thirty (30) days following Executive's termination of employment, upon the surrender of any shares awarded to Executive under any restricted stock plan maintained by, or covering employees of, the Bank, a lump sum payment in an amount equal to the product of:

                           (i) the fair market value of a share of stock of the
                  same class of stock granted under such plan, determined as of the date of Executive's termination of employment; multiplied by

                           (ii) the number of shares which are being
                  surrendered.

         For purposes of this Section 12(j) and for purposes of determining Executive's right following her termination of employment with the Bank to any stock not surrendered pursuant hereto, Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Bank, even if Executive is not vested under such plan;


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                  (k) within thirty (30) days following her termination of
         employment with the Bank, a lump sum payment in an amount equal to the present value of the additional benefits to which the Executive would have been entitled under Section 7 of this Agreement if Executive had continued working for the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive's termination of employment, where such present value is to be determined using the Applicable Mortality Table and Applicable Interest Rate and assuming that the Benefit Limitations as in effect at the time of Executive's termination remained in effect during the Remaining Unexpired Employment Period.

The Bank and Executive hereby stipulate that the damages which may be incurred by Executive following any termination of employment under the circumstances described in Section 11 of this Agreement are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 12 constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive's efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payment and benefits (if any) due under Sections 12(c), (d), (e), (f), and (h) on the receipt of the Executive's resignation from any and all positions which she holds as an officer, director or committee member with respect to the Bank, the Holding Company, or any subsidiary or affiliate of either of them.


                  SECTION 13.       TERMINATION FOR DISABILITY.
                                    --------------------------

                  (a) If, as a result of Executive's incapacity due to physical or mental illness, she shall have been absent from her duties with the Bank on a full-time basis for six (6) consecutive months, and within thirty (30) days after written notice of potential termination is given she shall not have returned to the full-time performance of her duties, the Bank may terminate Executive's employment for "Disability" and she shall be entitled to the payments and benefits provided for under Sections 13(b) and (c). For purposes of this Section 13(a), "Disability" shall have the same meaning set forth in the group long-term disability policy or plan maintained by the Bank for employees as in effect on the effective date of this Agreement, or if no such plan or policy is maintained on such date, "Disability" shall mean a condition of total incapacity, mental or physical, for the performance of the Executive's stated duties hereunder, which incapacity shall have been determined, by a doctor selected by the Bank and acceptable to the Executive or her legal representatives, is likely to be permanent.

                  (b) The Bank will pay Executive, as disability pay, three-quarters (3/4) of Executive's rate of salary as in effect pursuant to
Section 4 on the effective date of such termination, payable in approximately equal installments in accordance with the Bank's customary payroll practices. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as she was employed prior to her termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive attaining the age of 65; (iv) Executive's death; or

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(v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Bank providing disability benefits to the Executive.

                  (c) The Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Executive prior to her termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank, in the same capacity as she was employed prior to her termination for Disability and pursuant to an employment agreement between Executive and the Bank; (ii) Executive's full-time employment by another employer; (iii) Executive's attaining the age of 65; (iv) the Executive's death; or (v) the expiration of the term of this Agreement.

                  (d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing her duties hereunder by reason of temporary disability.


                  SECTION 14.       TERMINATION WITHOUT ADDITIONAL BANK
                                    LIABILITY.
                                    -----------------------------------

                  In the event that Executive's employment with the Bank shall terminate during the Employment Period on account of:

                  (a) the discharge of Executive for "Cause," which, for purposes of this Agreement, shall mean personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease and desist order, or any material breach of this Agreement; provided, however, that the Executive shall not be deemed to have been discharged for Cause unless and until (i) she shall have received a written initial notice of termination from the Board, accompanied by a resolution, duly adopted by affirmative vote of a majority of the entire Board at a meeting called and held for such purpose, finding that in the good faith opinion of the Board grounds exist for discharging the Executive for Cause, (ii) she is provided one reasonable opportunity to make an oral and written presentation to the members of the Board, on her own behalf or through legal counsel or other representative, to refute the grounds for the termination for Cause and (iii) if Executive requests a review of the initial termination for Cause, the Board by affirmative vote of a majority of the entire Board at a meeting called for such purpose resolves to uphold its initial termination for Cause; and further provided, that (i) if Executive requests the Board's review of its initial termination for Cause, the Board's final determination of termination for Cause shall be made within 60 days of its initial notice of termination for Cause, and (ii) if a final determination of the Board is not made within 30 days of the Executive's initial notice of termination for Cause, all payments of compensation to the Executive shall be suspended, subject to reinstatement of all suspended amounts in the event the Board's final determination does not find that grounds for discharge for Cause existed;. or

                  (b) Executive's voluntary resignation from employment with the Bank for reasons other than those specified in Section 11;

                  (c) Executive's death; or

                  (d) Executive's "Retirement," which, for purposes of this Agreement, shall mean Executive's voluntary termination at a time when she is eligible for a normal retirement benefit under the qualified defined benefit pension plan or plans of the Bank or the Bank, or if no such plan is currently maintained, the Executive's voluntary termination at or after the attainment of age 65;

then the Bank shall have no further obligations under this Agreement, other than the payment to Executive (or, in the event of her death, to her estate) of her earned but unpaid salary and, in the event of the Executive's death or Retirement, her earned but unpaid Incentive Compensation Award, as of the date of the termination of her employment, and the provision of such other benefits, if any, to which Executive is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by, or covering employees of, the Bank.


                  SECTION 15.        CHANGE IN CONTROL.
                                     -----------------

                  A Change in Control of the Bank ("Change in Control") shall be deemed to have occurred upon the happening of any of the following events:

                  (a) approval by the stockholders of the Bank of a transaction that would result in the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons following which:

                           (i) at least fifty-one percent (51%) of the equity
                  ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the outstanding equity ownership interests in the Bank; and

                           (ii) at least fifty-one percent (51%) of the
                  securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least fifty-one percent (51%) of the securities entitled to vote generally in the election of directors of the Bank;

                  (b) the acquisition of all or substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Bank of any transaction which would result in such an acquisition;

                  (c) a complete liquidation or dissolution of the Bank, or approval by the stockholders of the Bank of a plan for such liquidation or dissolution;

                  (d) the occurrence of any event if, immediately following such event, at least fifty percent (50%) of the members of the Board do not belong to any of the following groups:

                           (i) individuals who were members of the Board on the
                  date of this Agreement, i.e., June 1, 1999; or

                           (ii) individuals who first became members of the
                  Board after the date of this Agreement, i.e., June 1, 1999 either:

                                    (A) upon election to serve as a member of
                           the Board by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

                                    (B) upon election by the stockholders of the
                           Bank to serve as a member of the Board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board, or of a nominating committee thereof, in office at the time of such first nomination;

         provided, however, that such individual's election or nomination did not result from an actual or threatened election contest (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange
         Act) or other actual or threatened solicitation of proxies or consents (within the meaning of Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) other than by or on behalf of the Board; or

                  (e) any event which would be described in Section 14(a), (b),
         (c) or (d) if the term "Holding Company" were substituted for the term "Bank" therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Bank, the Holding Company, or a subsidiary of either of them, by the Bank, the Holding Company, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Section 15, the term "person" shall have the meaning assigned to it under Section 13(d)(3) or 14(d)(2) of the Exchange Act.

                  SECTION 16.       COVENANT NOT TO COMPETE.
                                    -----------------------

                  Executive hereby covenants and agrees that, in the event of her termination of employment with the Bank prior to the expiration of the Employment Period for any reason other than the circumstances provided under
Section 11 hereof, for a period of one (1) year following the date of her termination of employment with the Bank (or, if less, for the Remaining Unexpired Employment Period), Executive shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that competes with the business of the Bank in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office as of the date of Executive's termination of employment; provided, however, that if Executive's employment shall be terminated on account of Disability as provided in Section 13 of this Agreement, this Section 16 shall not prevent Executive from accepting any position or performing any services if (a) Executive first offers, by written notice, to accept a similar position with, or perform similar services for, the Bank on substantially the same terms and conditions and (b) the Bank declines to accept such offer within ten (10) days after such notice is given.


                  SECTION 17.       CONFIDENTIALITY.
                                    ---------------

                  Unless Executive obtains the prior written consent of the Bank, Executive shall keep confidential and shall refrain from using for the benefit of herself, or any person or entity other than the Bank or any entity of which the Bank is a subsidiary, any material document or information obtained from the Bank, or from its parent or subsidiaries, in the course of her employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of her own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this
Section 17 shall prevent Executive, with or without the Bank's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, examination, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.


                  SECTION 18.       NO EFFECT ON EMPLOYEE BENEFIT PLANS OR
                                    PROGRAMS.
                                    --------------------------------------

                  The termination of Executive's employment during the term of this Agreement or thereafter, whether by the Bank or by Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time, except that in the event of Executive's termination for Cause, Executive's rights under any such plans shall be subject to Section 563.39 of regulations issued by the OTS.

                  SECTION 19.       SUCCESSORS AND ASSIGNS.
                                    ----------------------

                  This Agreement will inure to the benefit of and be binding upon Executive, her legal representatives and testate or intestate distributees, the Bank and its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.


                  SECTION 20.       NOTICES.
                                    -------

                  Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

                  If to Executive:

                           Ms. Deborah C. Wright
                           31 East 12th Street, Apartment 6A
                           New York, New York  10003

                           WITH A COPY TO:

                           Latham & Watkins
                           885 Third Avenue
                           Suite 1000
                           New York, New York  10022-4802
                           Attention:       Sharon Y. Bowen, Esq.

                  If to the Bank:

                           Carver Federal Savings Bank
                           75 West 125th Street
                           New York, New York  10027

                           Attention:   Chairman of the Compensation Committee
                                        of the Board of Directors

                           WITH A COPY TO:

                           Thacher Proffitt & Wood
                           Two World Trade Center
                           New York, New York 10048

                           Attention: Kofi Appenteng, Esq.


                  SECTION 21.       INDEMNIFICATION FOR ATTORNEYS' FEES.
                                    -----------------------------------

                  To the maximum extent permitted under applicable law, including Section 545.121 of regulations issued by the OTS, the Bank shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by Executive in connection with or arising out of any action, suit or proceeding in which Executive may be involved, as a result of her efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree, or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Bank's obligations hereunder shall be conclusive evidence of Executive's entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.


                  SECTION 22.       SEVERABILITY.
                                    ------------

                  A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.


                  SECTION 23.       WAIVER.
                                    ------

                  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.


                  SECTION 24.       COUNTERPARTS.
                                    ------------

                  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  SECTION 25.       GOVERNING LAW.
                                    -------------

                  This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.


                  SECTION 26.       HEADINGS AND CONSTRUCTION.
                                    -------------------------

                  The headings of Sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise stated.


                  SECTION 27.       ENTIRE AGREEMENT; MODIFICATIONS.
                                    -------------------------------

                  This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including all terms of the Prior Agreement between the Bank and Executive. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to her without reference to this Agreement.


                  SECTION 28.       REQUIRED REGULATORY PROVISIONS.
                                    ------------------------------

                  The following provisions are included for the purpose of complying with various laws, rules and regulations applicable to the Bank:

                  (a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under Section 12 hereof exceed three times the Executive's average annual total compensation for the last five consecutive calendar years to end prior to her termination of employment with the Bank (or for her entire period of employment with the Bank if less than five calendar years) as determined in accordance with OTS RB27a, as such may be amended from time to time.

                  (b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. ss.1828(k), and any regulations promulgated thereunder.

                  (c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under Section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(3) or 1818(g)(1), the Bank's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

                  (d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Bank and the Executive shall not be affected.

                  (e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. ss.1813(x)(1), all prospective obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

                  (f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the Office of Thrift Supervision ("OTS") or her designee or the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. ss.1823(c); (ii) by the Director of the OTS or her designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

                  SECTION 29.       BOARD ACTION.
                                    ------------

                  Whenever this Agreement requires an action of the Board, such action shall require the consideration and vote of such members of the Board as is required under the By-laws of the Company with respect to the matter being considered for such action to be valid hereunder, unless otherwise specifically provided herein.

                  IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and Executive has hereunto set her hand, all as of the day and year first above written.




                                               /s/ Deborah C. Wright
                                               ---------------------------------
                                                   DEBORAH C. WRIGHT








ATTEST:                                           CARVER FEDERAL SAVINGS BANK.

By   /s/ Walter Bond
     ----------------------
         Secretary                             By /s/ Frederick O. Terrell
                                                  ------------------------------
                                                  NAME:  Frederick O. Terrell
                                                  TITLE:   Chairman of the Board

[Seal]

STATE OF NEW YORK        )
                         : ss.:
COUNTY OF NEW YORK       )

                  On this 30th day of April , 2001, before me personally came DEBORAH C. WRIGHT, to me known, and known to me to be the individual described in the foregoing instrument, who, being by me duly sworn, did depose and say that she resides at the address set forth in said instrument, and that she signed her name to the foregoing instrument.



                                                     /s/ Margaret D. Peterson
                                                     ---------------------------
                                                         Notary Public
[Seal]





STATE OF NEW YORK        )
                         : ss.:
COUNTY OF NEW YORK       )

                  On this 30th day of April , 2001, before me personally came Frederick O. Terrell , to me known, who, being by me duly sworn, did depose and say that he is Chairman of the Board of Directors of CARVER FEDERAL SAVINGS BANK, the savings bank described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such seal; that it was so affixed by order of the Board of Directors of said savings bank; and that he signed his name thereto by like order.



                                                     /s/ Margaret D. Peterson
                                                     ---------------------------
                                                         Notary Public
[Seal]